Exhibit 107
Calculation of Filing Fee Table
SCHEDULE TO
(Form Type)

LISATA THERAPEUTICS, INC.
(Name of Subject Company (Issuer))

KUVA ACQUISITION CORP.,
(Offeror)
A Direct Wholly-Owned Subsidiary of

KUVA LABS INC.
(Parent of Offeror)
(Name of Filing Persons (identifying status as offeror, issuer or other person))

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$32,175,207.17	0.00013810	$4,443.40
Fees Previously Paid	—		$0.00
Total Transaction Valuation	$32,175,207.17
Total Fees Due for Filing			$4,443.40
Total Fees Previously Paid			$0.00
Total Fee Offsets			—
Net Fee Due			$4,443.40

*
Estimated for purposes of calculating the filing fee only. The transaction valuation was estimated by adding: (i) the product of (A) the sum of (1) 9,101,943 shares of common stock, par value $0.001 per share (the “Common Shares”) of Lisata Therapeutics, Inc. (the “Company”), issued and outstanding and (2) 476,862 Common Shares subject to outstanding restricted stock units; and (B) $3.34, the average of the high and low sales prices per Common Share on June 5, 2026, as reported by the Nasdaq Capital Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”); (ii) the product of (A) 10,000 shares of preferred stock, par value $0.01 (the “Preferred Shares”) of the Company, issued and outstanding and (B) the merger consideration payable in respect of each Preferred Share of $0.0005 per share; (iii) the product of (A) 641,567 Common Shares subject to outstanding in-the-money stock options and (B) the Reference Price minus $3.12, the weighted average exercise price of the outstanding in-the-money stock options; and (iv) 11,996 Common Shares estimated to be subject to outstanding purchase rights under the Company’s 2017 Employee Stock Purchase Plan, multiplied by the Reference Price. All Common Share and Preferred Share amounts are based on information provided by the Company as of June 8, 2026.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.